Exhibit 10.23

Free English Translation

1. ASSIGNEE
PICPAY BANK – BANCO MÚLTIPLO S.A., a private legal entity, registered with CNPJ/MF No. 09.516.419/0001-75, headquartered at Avenida Manuel Bandeira, No. 291, Atlas Office Park Condominium, Block A, 1st Floor – Offices 22 and 23, 2nd Floor and Block B, 3rd Floor – Offices 43 and 44, Vila Leopoldina, Municipality of São Paulo, State of São Paulo, Zip Code 05317-020.

2. ASSIGNOR
2.1. Corporate Name: J&F S.A, hereby represented in accordance with its corporate acts, including its headquarters and branches
2.2. CNPJs: 00.350.763/0001-62 (for headquarters) and 00.350.763/0020-25 (for its branch)
2.3. Address: Avenida Marginal Direita do Tietê, No. 500, São Paulo, SP
2.4. E-mail:
2.5. Current Account (CNPJ Branch): 500000329-0 – Branch: 0001-9- Bank 212
2.6. Restricted Current Account (CNPJ Branch): 500000617-6 – Branch: 0001-9 - Bank 212 (“Account for the Settlement of Assigned Installments”)

3. DRAWEE
3.1. Agents for distribution of electricity that participated in the bidding process, through which they acquired the right to use part of the electricity and associated power to be made available by the plants, as provided for in the CCEAR contracts.

4. OBJECT OF THE CREDIT ASSIGNMENT (“ASSIGNED INSTALLMENTS”)
Credit rights held by the ASSIGNOR, corresponding to the pecuniary obligations related to the Monthly Fixed Installment, of the reference months and CCEAR contracts indicated in Annex I (“Assigned Installments”), which arise from and are provided for in the respective ” Contract for the Commercialization of Electric Energy in the Regulated Environment – CCEAR by Availability (“CCEAR”), copies of which are part of this and are described in Annex I.

5. CHARACTERISTICS OF THE CREDIT ASSIGNMENT
5.1. Estimated date for credit: 12/10/2025
5.2. Total Value of the Assigned Installments: R$ 1,096,529,298.06
5.3. Discount Rate: 19.8632% p.a.
5.4. Total Acquisition Value of the Assigned Installments: R$ 580,812,601.37
5.5. Current Account for Credit of the Total Acquisition Value of Assigned Installments
5.5.1. Holder: J&F S.A.	5.5.2. CNPJ:00.350.763/0020-25	5.5.3. Account: 500000329-0 - Branch: 0001-9- Bank 212

6. COLLECTION OF THE ASSIGNED INSTALLMENTS: as provided for in Clause 1.5.1. below [ ] Assignor [X] Assignee

7. DEPOSITARY
7.1. Name:	7.2. CPF:	7.3. RG:
7.4. Nationality:		7.5. Profession:
7.6. Address:		7.7. ZIP Code:

Terms and Definitions:

●	ANEEL: National Electric Energy Agency (Agência Nacional de Energia Elétrica).

●	Former Sellers: Legal Entities, winning the bidding process, that received authorization from the Granting Authority to generate electricity, through the operation of power plants and who had the ownership of the authorization granted to it transferred to the ASSIGNOR.

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●	CCEAR: Contract for the Commercialization of Electricity in the Regulated Environment – CCEAR by Availability.

●	Escrow Account – Current Account held by J&F S/A, held with Banco do Brasil under No. 60847-5, Ag. 1893-7, with exclusive handling by Banco do Brasil, and which receives the receivables paid by the Energy Distribution Agents, clients and debtors of J&F S/A as a result of the acquisition and/or use of thermoelectric energy or gas (“Drawees”), according to the rules and conditions established in the Escrow Account Management Agreement, Payment Account and Other Covenants of 02/28/2019 entered into by and between Petróleo Brasileiro S.A (“Petrobras”), Companhia de Gás do Amazonas (“Cigás”), Amazonas Geração e Transmissão de Energia S.A. (“Amazonas GT”), Centrais Elétricas Brasileiras S.A. (“Eletrobrás”) and Banco do Brasil S.A (“Banco do Brasil”), and subsequent amendments (ESCROW ACCOUNT AGREEMENT), a copy of which forms an integral part of this instrument.

●	Settlement Account of the Assigned Installments: Restricted Transaction Current Account held by J&F S.A. maintained with Banco Original S.A., to which the surplus balances will henceforth be transferred by Banco do Brasil S.A., after payments made to Cigás and Petrobrás, according to the conditions set forth in the ESCROW ACCOUNT AGREEMENT.

●	Bidding Process: Bidding process for contracting concessions and authorizations for generation and for the purchase and sale of energy governed by a specific notice and its related documents, under the terms of Law 10.848 of 2004, applicable legislation, normative resolutions and ANEEL ordinances.

●	Reference Month: corresponds to the month of energy supply.

●	Monthly Fixed Installment: corresponds to the monthly rate of Fixed Revenue.

●	Fixed Revenue: corresponds to the annual remuneration of each power plant, expressed in reais per year and with the value indicated in the CCEAR contract, updated according to the index indicated therein, which includes, among others: (i) cost and remuneration of the investment (internal rate of return); (ii) costs of connection and use of the distribution and transmission system; (iii) costs arising from fuel consumption and the operation and maintenance of the plants corresponding to the declaration of inflexibility provided for in the CCEAR; (iv) insurance costs and guarantees of the plants and the financial commitments of the ASSIGNOR; and (v) taxes and direct and indirect charges necessary for the execution of the object of the CCEAR.

●	Drawees: Agents for distribution of electricity that won the bidding process, through which they acquired the right to use part of the electricity and associated power to be made available by the plants, as provided for in the CCEAR contracts.

●	Seller: holder of a concession, permission or authorization for the generation, commercialization or import of energy negotiated in the Bidding Process.

WHEREAS

1. The Former Sellers, companies authorized to generate electricity, and the Drawees, companies holding a concession to provide public energy distribution services, participated in the Bidding Process for Energy From New Generation Projects carried out by ANEEL;

2. As a result of the Bidding Process, the Drawees and the Former Sellers entered into several CCEAR contracts;

3. ANEEL transferred to the Assignor, by means of orders, the ownership of the authorization granted to the Former Sellers, which irrevocably and irreversibly subrogated itself to the rights and obligations arising from the CCEAR contracts, as Seller;

4. In the CCEAR contracts, it was established that, for the use by the Drawees of part of the electricity and associated power, the Assignor will be entitled to a remuneration/sales revenue of each plant that will be composed of a fixed revenue, which will be divided into monthly installments and a variable portion that will be paid by the Drawees monthly, through the issuance of two invoices, one being divided into two maturities (the 20th and 30th of each month), which are the object of this assignment, and the other with a different single maturity (dates indicated in the CCEAR contract), issued after the Reference Month of supply considered, the first (which is divided into two maturities) equivalent to two thirds of the monthly amount and the one with a single maturity equivalent to one third of the monthly amount, except in the cases of issuance in a different manner provided for in the CCEAR contract;

5. The Assignor intends to assign to the Assignee all credit rights corresponding exclusively to two-thirds of the Fixed Revenue/Monthly Fixed Installment arising from the CCEAR contracts indicated in Item 4 and Annex I, according to the period, Reference Month and installment indicated therein.

The above-qualified Parties have agreed upon each other, the execution of this Agreement for the Assignment of Credit without Co-obligation (“Agreement”), in accordance with the provisions of the following clauses and conditions:

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FIRST CLAUSE – CREDIT ASSIGNMENT

1.1. By this instrument and in the best form of law, based on articles 286 to 298 of the Brazilian Civil Code (Law No. 10,406, of January 10, 2002), the Assignor assigns to the Assignee, as in fact assigned, without co-obligation, irrevocably and irreversibly, the Assigned Installments, as described and identified in Item 4 of the Preamble and Annex I, as well as all the accessory rights and guarantees that are guaranteed to you in relation to the Assigned Installment.

1.2. The assignment of the Assigned Installments will be considered perfect and terminated with the execution of this Agreement, regardless of any other formality, being certain and agreed between the Parties that the financial transactions of the Assignor’s Power Generation Plants are centralized in the CNPJ of its Branch, with the CNPJ number indicated in Item [2] of the Preamble. Thus, as of this date, the Assignee will be the sole and legitimate owner and holder of any and all rights and obligations arising from the Assigned Installments.

1.3. In the event of non-existence, irregularity, invalidity, untruthfulness, illegitimacy or unenforceability of any of the Assigned Installments for any reason, including in the event of termination of the “CCEAR”, decharacterizing the respective installments due from the assignment of credit object of this Agreement, the Assignor shall refund to the Assignee, within three (3) business days from the date of said mischaracterization, the Acquisition Value of the Assigned Installments whose assignment was uncharacterized, paid by the Assignee to the Assignor, duly added:

(i)	“remunerative interest” corresponding to the discount rate effectively applied by the Assignee for payment of the Acquisition Value of the Assigned Installments, calculated based on the Discount Rate indicated in the Assignment Agreement, applied (a) during the period elapsed between the date of payment of the Acquisition Value of the Assigned Installments by the Assignee and the date of decharacterization of the respective Assigned Installment; or (b) in the event that the decharacterization occurs after the maturity of the respective Assigned Installment, the compensatory interest will be applied in the period between the date of payment of the Acquisition Value of the Assigned Installments by the Assignee and the due date of the respective Assigned Installment, which will be added to the charges provided for in Clause 1.4. infra; and

(ii)	other fees, taxes and/or contributions due under the terms of the law, or that may be created by the competent bodies.

1.3.1. In addition to the mischaracterization mentioned in Clause 1.3. above, the following will be considered hypotheses of mischaracterization of the respective assigned installments, subjecting the Assignor to the penalties provided for in said clause:

a)	the compensation, in whole or in part, made by the Drawee with the funds that should be paid to the Assignee as a result of this assignment;

b)	the failure to comply with any obligation assumed by the Assignor in this instrument, as well as in any other contractual instrument entered into with the Assignee, which regulates the assignment of credits to the Assignee;

c)	the failure to present by the Assignor, when requested by the Assignee, the documents that instrumentalize the credit arising from the Assigned Installments, including for the purpose of collecting the amounts defaulted by the Drawee;

d)	the occurrence of any commercial or judicial dispute between the Assignor and the Drawee, which makes the Assignor’s credit unenforceable;

e)	if the timely payment of the Installments Assigned by the Drawee is not made due to allegations of defects, defects or non-existence of the underlying legal transaction, or if the Drawee opposes exceptions under the terms of article 294 of the Civil Code;

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f)	if any Assigned Installment is claimed by third parties who claim to be the owners of the property, encumbrances, encumbrances or charges constituted on such credit;

g)	if it is verified, at any time by the Assignee, that the assignment of the Assigned Installments constitutes fraud against creditors, fraud in the execution, or fraud in the tax enforcement or even bankruptcy fraud;

h)	if any statement made by the Assignor under this Agreement is false or incorrect;

i)	if the Assigned Installments have their value reduced due to the Assignor’s fault or willful misconduct, including cases arising from any discounts given to the Drawee, or even obligations arising from non-compliance with the CCEAR;

j)	if the respective Invoices/Bills are not presented to the Drawees by the Assignor at least five (5) business days prior to the date of the first maturity, as indicated in item “B” of Annex I;

k)	if the ownership and/or authorizations of the competent bodies to the Assignor for the commercialization of electricity, as the object of the CCEAR contractS, are suspended, revoked and/or interrupted in any way;

l)	in the event that the Assigned Installments have their characteristics (such as maturity, number, date of issue, value, etc.) modified, for any reason, including by commercial agreement between the Assignor and the Drawee of the Assigned Installments, in relation to the characteristics informed by the Assignor to the Assignee under the terms of this credit assignment transaction, subject to the provisions set forth herein;

m)	if an obstacle of any nature is identified that may alter the characteristics or even the legal nature of this assignment, and causes, in any way, financial and/or accounting impacts to the detriment of the Assignee, which prevents the receipt of the amounts corresponding to the Assigned Installments.

1.3.1.1. In the cases of decharacterization provided for in this Agreement, including those provided for in clauses 1.3. and 1.3.1. above, the Assignee may, at its sole discretion, after analyzing the economic, legal, commercial and financial impacts and risks, consider as mischaracterized (i) all outstanding Assigned Installments; or (ii) all outstanding installments of the credit rights assigned exclusively to the respective CCEAR contract for which the situation was verified; or (iii) only the assigned installment for which the situation was verified.

1.4. If the Assignor does not punctually comply with any of the obligations contained in this Agreement, especially those related to the payment or restitution of amounts, the Assignor will be in arrears, regardless of any notification or communication to this effect, and the Assignor will be obliged to pay the Assignee the defaulted amounts, duly plus:

(i)	remunerative interest, as defined in clause 1.3;

(ii)	default interest of 1% (one percent) per month, calculated pro rata die, applicable from the date of maturity of the Credits until the date of effective payment by the Assignor;

(iii)	a non-compensatory late payment fine of 2% (two percent), due only as of the tenth day of the maturity of the obligation, calculated on the amount of the outstanding balance verified on the date of effective payment; and

(iv)	expenses incurred as a result of the respective collection.

1.5. The Assignor undertakes, whenever requested by the Assignee, when issuing the invoices/invoices for payment of the Drawees, to send a copy of these documents to the Assignee, demonstrating and indicating the Amount of the Monthly Fixed Installment, observing the provisions of the ESCROW ACCOUNT AGREEMENT.

1.6. The Parties agree that the amounts arising from the Assigned Installments shall be credited by Banco Original as soon as received, to the Restricted Transaction Current Account held by the Assignor, as indicated in Item 2 – (“Settlement Account of the Assigned Installments”), being certain that the settlement of the assigned installments will occur within three (3) business days of the due date indicated in Annex I, subject to the provisions of clause 1.6.1. below.

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1.6.1. Once the credit has been made by Banco Original, pursuant to clause 1.6. above, and the due settlement of the overdue Assigned Installments has occurred, the Assignee is obliged to transfer, within one (1) business day from said settlement, any excess amounts to the Assignor’s current account, indicated in Item 2.

1.6.2. The responsibility for the collection of the Assigned Installments is that defined in Item 6 of the Preamble. In the event of collection carried out by the Assignor, the Assignee, hereby, appoints and appoints the Assignor as his attorney-in-fact, for the sole and special purpose of carrying out the extrajudicial collection of the credits arising from the Installments Assigned to the Drawee, to receive them and give discharge. Upon receipt of such credits, the Assignor shall immediately transfer them to the Assignee. The power of attorney herein granted by the Assignee shall be exercised by the Assignor free of charge, and sub-establishment is prohibited.

1.6.3. The Assignor also authorizes the Assignee, irrevocably and irreversibly, to make the debits in its Current Account, as indicated in Items 2 and 5, referring to the amounts arising from the credits of the Assigned Installments, according to clause 1.6., as well as those eventually arising from this Agreement.

CLAUSE TWO – PRICE

2.1. The total price of this assignment, which must be paid by the Assignee to the Assignor, is the one set out in Item 5 (“Acquisition Value of the Assigned Installments” and “Acquisition Value”), calculated based on the Total Value of the Assigned Installments, applied to the Discount Rate indicated therein pro rata temporis. The settlement of the assignment price will take place automatically with the credit of the Acquisition Value of the Assigned Installments in the Current Account indicated in Item 5 of the Preamble.

2.2. The Assignor declares to be aware that the Assignee will pass on to the Assignor the obligation to pay the amount of any taxes and charges that may be created by the competent authorities. In such a case, the Assignee shall inform the Assignor of such changes prior to such collection.

CLAUSE THREE – TERM

3.1. This Agreement is valid for an indefinite period and until the full fulfillment of all obligations of the Parties, and neither Party may terminate and/or assign this Agreement, except with the express and prior consent of the other Party.

CLAUSE FOUR – REPRESENTATIONS AND WARRANTIES

4.1. The Parties, individually, represent and warrant, for all legal purposes and effects, that:

(a)	they are duly constituted and in regular operation, in accordance with Brazilian laws;

(b)	are duly authorized to enter into this Agreement and to comply with the obligations set forth herein, having met all legal and corporate requirements necessary for this purpose;

(c)	the execution of this Agreement and the fulfillment of the obligations set forth herein do not infringe any obligation previously assumed;

(d)	this Agreement constitutes a legal, valid and enforceable obligation, enforceable in accordance with its terms and conditions, which have been duly authorized by its competent corporate bodies; and

(e)	have knowledge and had access to all the documentation regarding the Assigned Installments.

4.2. The Parties mutually and expressly declare that this Agreement was entered into respecting the principles of probity and good faith, by free, conscious and firm manifestation of the Parties’ will and in a perfect relationship of equity. The Parties expressly acknowledge that: (a) full compliance with the obligations set forth in this Agreement is of fundamental importance for the achievement of the objectives of both parties, in view of the bases of the contracted business; and, (b) the terms and conditions of the obligations agreed herein are fair and reasonable, including from the point of view of the rights of the Parties.

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4.3. The Assignor further represents and warrants to the Assignee, for all the purposes of the law, that:

(a)	the Assigned Installments were duly formalized and represent debts due by the Drawee;

(b)	the Assignor is the holder and legitimate holder of the rights to receive the Assigned Installments, object of this assignment, which was not subject to another sale, commitment to sale and/or encumbrance;

(c)	the Assigned Installments are free and clear of any liens, liens, attachments, sequestrations, claims or restrictions of any nature, which, in any way, may hinder the assignment and full exercise, by the Assignee, of the prerogatives arising from the ownership of the Assigned Installments;

(d)	on the Assigned Installments there is no lawsuit based on collateral law;

(e)	there is no impediment, in any contract, instrument or document to which it is a party, that prohibits or restricts the assignment of the Assigned Installments under this Agreement;

(f)	has the proper ownership and authorizations of the competent bodies for the commercialization of electricity object of the CCEAR;

(g)	the execution of this Agreement and the assumption and fulfillment of the obligations arising therefrom do not or will cause, directly or indirectly, the breach, in whole or in part, of (a) any contracts, of any nature; (b) any obligations of the Assignor to third parties;

(h)	of any legal, regulatory or associative or self-regulatory entity to which it is subject or to which any of the rights or assets owned by it are subject; and/or (d) of any order, decision, even if injunction, judicial, administrative, arbitral or originating from an associative or self-regulatory entity that affects it or that affects any of the rights or assets owned by it;

(i)	the instruments from which the Assigned Installments arise were duly entered into by its parties and are in force, and there has been, to date, no (a) execution of any amendment to its terms and conditions; and/or (b) judicial, extrajudicial, administrative or arbitration measures aimed at the early termination, resolution or annulment of such contracts;

(j)	the Assigned Installments are not or have not been the subject of (a) any judicial, extrajudicial, administrative or arbitration dispute; (b) of any type of renegotiation, agreement or transaction; (c) any other act that may make it impossible for the Assignee to fully exercise the rights herein assigned; and/or (d) any compensation;

(k)	it is not in a state of insolvency and the assignment of the Assigned Installments under this Agreement does not result in its insolvency and does not affect its ability to honor its obligations, including those arising from lawsuits, administrative or arbitration proceedings or proceedings with associative or self-regulatory entities in progress;

(l)	the assignment of the Assigned Installments is not being carried out in (a) fraud against creditors; (b) fraud in the execution; and/or (c) tax foreclosure fraud;

(m)	there is no lawsuit, administrative, arbitral or associative or self-regulatory entity proceeding, inquiry or other type of government investigation that may cause a material adverse impact on its financial, operational or operational condition or activities;

(n)	are fully in compliance with all their obligations assumed under the instruments from which the Assigned Installments arise;

(o)	there was no hypothesis capable of giving rise to a decrease in the value of the Assigned Installments;

(p)	the Drawee and/or third parties do not have any right against the Assignor that may give rise to the claim of compensation and/or other form of extinction or reduction and/or the change of condition of payment of the Assigned Installments, and/or that may prevent or delay the receipt of the Assigned Installments by the Assignee or reduce their value;

(q)	that they are obliged, irrevocably and irreversibly, to comply in full with any and all obligations assumed in the CCEAR.

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4.4. If the Assignee is responsible for the notarial records necessary for the effective constitution of the guarantees, it is certain and agreed that the Assignor hereby authorizes the Assignee to debit his Current Account, as indicated in Item 6 above, of the amount of the registration incurred by the Assignee, as well as all expenses and costs incurred for its realization, including with third parties eventually hired by the Assignee. The Assignor also undertakes to maintain a sufficient balance to cover such debit(s) in its Current Account.

4.4.1. It is hereby agreed between the Parties that, in the event of the existence of any guarantee of performance by the Drawees, arising from the CCEAR contracts, the Assignee will be subrogated by operation of law to said guarantee, irrevocably and irreversibly, in the proportion corresponding to the defaulted amount, which is why the Assignor is hereby obliged to: (i) execute said guarantee, if the drawee’s default is verified; and (ii) pass on your product immediately upon receipt, applying, when applicable, the provisions of clause 1.6.2.

4.5. The Assignor declares for all intents and purposes, under penalty of the law, that he holds possession of the contracts, invoices, invoices and other documents that instrumentalize the credits arising from the Assigned Installments, and that such documents will remain in the possession of the depositary indicated in Item 7 of the Preamble, who undertakes: (i) to ensure their safekeeping and conservation; and (ii) to present them to the Assignee when requested, within forty-eight (48) hours from the request to this effect.

4.6. The Assignor is responsible for any losses or damages proven to have been suffered by the Drawee of the Assigned Installments, as a result of undue or excessive collection, provided that the Assignee has used, for the purpose of collecting the credits arising from the Assigned Installments, the information and other documents provided by the Assignor under this Agreement. In the event that the Assignee bears such damages, the Assignor undertakes to reimburse the Assignee, within a maximum period of five (5) days from the notice sent to him, accompanied by the respective proof of the amounts disbursed by the Assignee.

4.7. The Assignor declares and undertakes not to use, directly or indirectly, the resources made available to it under this Agreement for the practice of unlawful acts provided for in Law 12.846/2013 and related legislation or for the practice of acts that violate national or foreign public property, against the principles of public administration or against the international commitments assumed by Brazil.

4.8. The Assignor, on behalf of itself and its administrators, employees, agents and service providers, declares that (i) it conducts its business practices ethically and in accordance with the applicable legal precepts; (ii) repudiates and does not allow any action that may constitute an injurious act under the terms of Law No. 12,846/2013 and related legislation; (iii) it has governance in place aimed at preventing and detecting violations of the anti-corruption rules and the requirements established in this Agreement; and (iv) promptly notify the Assignee if it becomes aware of or suspects any conduct that constitutes or may constitute bribery or corruption in connection with the dealing, conclusion or performance of this Agreement, and hereby declares that it has not and will not make any payment, or provide or provide benefits or advantages to any governmental authorities, or consultants, representatives, partners or third parties linked to them, with the purpose of influencing any act or decision of the public administration or ensuring any undue advantage, obtaining or preventing business or obtaining any undue benefit.

4.9. The Assignor undertakes to (i) keep its addresses and other registration data updated with the Assignee; and (ii) not to close any checking account directly or indirectly related to the fulfillment of the obligations assumed by it under this Agreement.

CLAUSE FIVE – SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

5.1. The Assignor hereby declares under penalty of civil and criminal liability, that:

a)	is in compliance with all its socio-environmental and/or agroecological duties and obligations;

b)	fully complies, under the terms of the relevant socio-environmental legislation and regulations: (i) all rules, criteria and standards established by the National Council for the Environment (Conselho Nacional do Meio Ambiente, or CONAMA); (ii) all the rules, criteria and standards established for the agroecological zoning pertinent to the activities developed by them; and (iii) all the requirements and conditions established by the competent authority(ies) for obtaining and maintaining the environmental license(s) pertinent to the activities, projects and/or undertakings developed by them;

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c)	does not use, under any circumstances, slave labor (or in similar conditions) and/or child labor;

d)	its employees are working in conditions appropriate to the assigned function and in accordance with the Labor and Social Security Laws.

SIXTH CLAUSE – GENERAL PROVISIONS

6.1. Oral and written communication between the Parties shall be made exclusively through the representatives of each of them, listed below, at the respective addresses indicated therein and may be made by means of registered letters, e-mail or any other form previously approved by the Assignee and agreed upon between the Parties.

By the Assignor: J&F S.A
Attn:
E-mail: gestão.financeira@ambarenergia.com.br
Address: Avenida Marginal Direita do Tietê, nº 500, São Paulo - SP - CEP: 05118-000
Phone: 11-3668-1095

By the Assignee: PICPAY BANK – BANCO MÚLTIPLO S.A.
Attn: Mrs. Carlos Fernando Ferreira de Sousa
Email: carlos.sousa@picpay.com
Address: Av. Manuel Bandeira, nº 291, São Paulo – SP – CEP 05317-020
Phone: 11-99479-6895

6.2. The Assignor authorizes the Assignee: (i) to consult and/or provide to the Central Bank of Brazil (BACEN) information on the amount of overdue and overdue debts, co-obligations assumed and guarantees provided, to integrate the SCR and provide information for the monitoring and inspection of credit in the financial system; (ii) to exchange information between institutions authorized to operate by BACEN on (a) the amount of responsibility of its customers in credit operations and (b) any indication or attempt of fraud identified that refers to the Assignor, with the purpose of subsidizing the procedures and controls for the prevention of fraud.

6.2.1. The Assignor is aware that it may (i) consult the SCR data through the Registrato - Extract of the Information Registry (Extrato do Registro de Informações), on the BACEN website or through the public service centers; (ii) request, in case of divergence, correction, exclusion or registration of judicial measure; and (iii) express disagreement, upon request to the institution that registered the respective data in the SCR. This authorization extends to institutions able to consult the SCR and that acquire or express interest in acquiring or receiving as collateral, in whole or in part, credit operations under the responsibility of the Assignor. The Assignor ratifies any consultation made previously.

6.2.2. The Assignor authorizes the Assignee to provide, at any time, to the databases established for the formation of credit history (SERASA, SCPC, Bureau of Positive Records and others), any and all information that is part of the history of credit, loan and financing operations with the Assignor, including that information related to the performance.

6.3. Any and all burdens of all taxes, contributions and other charges due due to the transaction object of this Agreement will be borne by the taxpayer as defined in the tax law, under the terms of the applicable legislation.

6.4. No omission or delay by the Parties in exercising their rights, powers or privileges under this Agreement, nor any agreement between the Assignee and the Assignor, shall operate as a waiver of the same, nor shall the exercise of any right, power or privilege under this Agreement prevent any further or further exercise thereof, or the exercise of any other right, power or privilege.

6.5. It is hereby agreed that the terms and conditions of this Agreement will be kept confidential by the Parties. It is forbidden for any of the Parties to inform third parties, including the Debtor(s) of the Assigned Installments, the terms and conditions of this assignment, in particular the amount related to it.

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6.6. For all purposes and purposes of this Agreement, any communication, request or other notice required or permitted hereunder, or associated with it, shall only be valid if in writing and delivered with acknowledgment of receipt, whether by e-mail or mail, addressed to the addresses of the Parties, set forth in the preamble to this Agreement.

6.7. This Agreement or any of its provisions, Annexes or documents to be provided under this Agreement may not be amended, modified, waived, released or terminated orally, but only by written instrument signed by all Parties.

6.8. In the event that one or more provisions contained in this Agreement become invalid, illegal or unenforceable in any respect, the validity, legitimacy or enforceability of the remaining provisions contained herein shall not be affected by the same.

6.9. This Agreement is irrevocable and irreversible, binding the Parties and their successors in any capacity.

6.10. This Agreement fully includes the agreement between the Parties with respect to the subject matter hereof and suspends all prior written statements, memorandums and agreements with respect to such subject matter.

6.11. This Agreement, and any annexes, accessories and/or instruments related to it, as applicable, includes the Assignee’s Privacy Policy, available for consultation at www.picpay.com.br.

6.12. The Parties agree and expressly agree with the possibility of electronic signature of this Agreement and any annexes, accessories and/or instruments related to this Agreement, including amendments, in accordance with security, authenticity and certification rules established by Comprova.com Informática Ltda. – DocuSign and/or another reputable and renowned company in the market, provided that it has been previously approved by the Assignee, and expressly recognize, for all intents and purposes, that such signatures are valid, effective and sufficient to prove the authorship, authenticity, integrity, availability and legal validity of these documents, and there is no doubt in relation to the conditions and other obligations established. Therefore, once the possibility of electronic signature of the documents is agreed, pursuant to paragraph 2 of article 10 of MP 2,200-2/01, the Parties expressly agree and agree that such documents are fully accepted, valid and may be admitted as evidence by the Judiciary for all necessary purposes, even if they have not been signed and/or formalized with certificates issued by the ICP (Infra-Estrutura de Chaves Públicas Brasileiras – ICP – Brasil).

6.13. To settle any disputes arising from this Agreement, the Parties elect the Court of the City of São Paulo, to the exclusion of any other, however privileged it may be.

IN WITNESS WHEREOF, the Parties have executed this instrument, electronically, in the presence of the two (2) witnesses below.

São Paulo, December 10, 2025.

/s/ Marcelo Zanatta Estevam
J&F S.A.

/s/ Thiago Daniel; Renata Baiense de Paiva Greco
PICPAY BANK – BANCO MÚLTIPLO S.A.

Witnesses:

1.	/s/ Leonardo de Alencar Carvalho Santos
Name: Leonardo de Alencar Carvalho Santos
CPF:

2.
Name:
CPF:

Service Channels
Customer Service: 0800 025 8000 – Ombudsman: 0800 025 2000

ANNEX I – CHARACTERISTICS OF THE ASSIGNED INSTALLMENTS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Service Channels
Customer Service: 0800 025 8000 – Ombudsman: 0800 025 2000
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